UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015

MICROSEMI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-8866	95-2110371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Enterprise, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(949) 380-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change to Fiscal Year.
On December 3, 2015, the Board of Directors of Microsemi Corporation (the “Company”) approved an amendment and restatement of the Company’s Third Amended and Restated Bylaws (the “Bylaws”), with such amendment and restatement to be effective immediately. The Board of Directors amended and restated the Bylaws to revise Section 1 of Article III of the Bylaws to adopt a majority voting standard for the election of directors in uncontested elections and to make conforming revisions to Section 2 and Section 9 of Article II of the Bylaws. A plurality voting standard will continue to apply in the event of a contested director election.
 The majority voting standard adopted by the Board of Directors includes a director resignation policy that requires an incumbent director who stands for election to the Board of Directors but who fails to receive a majority of the votes cast in an uncontested election to tender his or her resignation to the Chairman of the Board of Directors or the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board of Directors, taking into account the recommendation of the Governance and Nominating Committee of the Board of Directors,

must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results. The Governance and Nominating Committee and the Board of Directors may, in making their recommendation or decision, as applicable, consider any factors and other information that they consider appropriate and relevant.
The foregoing summary of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Fourth Amended & Restated Bylaws of Microsemi Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSEMI CORPORATION (Registrant)

December 3, 2015	By:	/s/ John W. Hohener
John W. Hohener Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Fourth Amended & Restated Bylaws of Microsemi Corporation